Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8) pertaining to the Amended and Restated Omnibus Incentive Plan of Angie’s List, Inc. of our reports dated February 21, 2017, with respect to the consolidated financial statements of Angie’s List, Inc. and the effectiveness of internal control over financial reporting of Angie’s List, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2016, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Indianapolis, Indiana
February 21, 2017